Exhibit 99.1

News Release

U.S. Silica Appoints Chief Accounting Officer

Katy, TX, December 15, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced that it has appointed Gene Padgett as its Vice President, Chief Accounting Officer and Controller effective December 18, 2023. In this role, Mr. Padgett will report to Kevin Hough, the Company’s interim Executive Vice President and Chief Financial Officer.

Mr. Padgett has over 25 years of accounting and financial experience. Most recently, he has served since 2022 as Senior Vice President and Chief Accounting Officer of Valmont Industries, a diversified manufacturer of products and services for infrastructure and agriculture markets. From 2018 to 2022, he served as Senior Vice President and Chief Accounting Officer of DXP Enterprises, a distributor of maintenance, repair and operating products and services to a variety of end markets and business-to-business customers. Mr. Padgett holds a Bachelor of Business Administration in Accounting from Prairie View A&M University in Prairie View, Texas.

“I am excited to welcome Gene to our leadership team,” stated Bryan Shinn, the Company’s Chief Executive Officer. “His extensive accounting and financial expertise will be a key strength for the Company as we continue to advance our growth strategy.”

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Investor Contact

Patricia Gil

Vice President, Investor Relations & Sustainability

(281) 505-6011

gil@ussilica.com

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